NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 18, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 06, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of Peakstone Realty Trust and Neon REIT Merger Sub LLC and Neon OP Merger Sub LLC, which are wholly owned subsidiaries of BSREP V Neon Pooling REIT L.P., BSREP V Neon Pooling Non-REIT L.P. and BSREP V Brookfield Neon Sub L.P. (collectively, Parent), which are affiliates of private real estate funds managed by affiliates of Brookfield Asset Management Ltd. became effective on May 6, 2026. Each Common Share of Peakstone Realty Trust was converted into USD 21.00 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 06, 2026.